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                                                                   EXHIBIT 10.10

                                LETTER OF INTENT
                                     BETWEEN
         ON2 TECHNOLOGIES, INC. AND BEIJING E-WORLD TECHNOLOGY CO., LTD.

This Letter of Intent between On2 Technologies, Inc. ("On2") and Beijing E-world Technology Co., Ltd. ("E-world") memorializes their present intention to enter into agreements whereby E-world will make an investment in On2, upon the following principal terms and conditions:

      1. On2 and E-world will enter into a stock purchase agreement (the "Stock Purchase Agreement") pursuant to which E-world will agree to purchase, and On2 will agree to issue, 1,800,000 shares (the "Shares") of On2's common stock at a price that equals $0.675 (the average closing price of On2's common stock on the American Stock Exchange for the 30 days prior to the date hereof minus 10%) (the "Investment"). In the event that On2 and E-world do not enter into the Definitive Documents (as defined below) within 30 days of the date hereof, the Price shall be adjusted to the average closing price of On2's common stock on the American Stock Exchange for the 30 days prior to the date of the closing of the Investment.

      2. (a) The sale and issuance of the Shares shall be conditioned upon E-world and On2 receiving all necessary and appropriate approvals from the relevant agencies or authorities of the PRC and U.S. governments of the Investment.

      (b) On2 will issue the Shares pursuant to the "private placement" exemption from registration under the Securities Act of 1933 (the "Securities Act"), or, at On2's election, under Regulation S promulgated under the Securities Act. In either case, the Shares received by E-world will therefore be restricted securities within the meaning of Rule 144 promulgated under the Securities Act and will not be eligible for resale except in accordance with the resale provisions of Rule 144 or pursuant to another exemption from registration under U.S. securities laws.

      (c) E-world agrees that none of the Shares will be sold without the prior written consent of On2 until the 12-month anniversary of the issuance of the Shares to E-world (the "Restricted Period"). Following the expiration of the Restricted Period, E-world may sell no more than 10% of the Shares initially received during each 3 month period following expiration. Beginning at the end of the restricted period, E-world will be entitled to two "piggy-back" registrations, on customary terms.

      (d) On2 will agree to issue to E-world a warrant (the "Warrant") to purchase 700,000 shares of On2's common stock at a price equal to the Price. The Warrant will have a 3-year term.

      (e) Upon the closing of the Investment, E-world will be permitted to appoint an E-world designee reasonably acceptable to On2 to serve on the On2 board of directors. The E-world designee must be an E-world employee or director.

      (f) E-world will not:
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            (i) directly or indirectly acquire additional shares of On2's common stock that would result in E-world directly or indirectly owning more than 5% of the outstanding voting securities of On2 without the prior written consent of On2

            (ii) engage in any short sale of any shares of On2's common stock;


            (iii) institute any proxy contest for the election of On2 director(s); or


            (iv) form or become a member of any "group" (as defined in Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act")) that would require the filing of Schedule 13d under the requirements of the Exchange Act.

      (f) E-world will:

            (i) vote the Shares for the persons nominated by management to serve as the directors of On2; and

            (ii) file all schedules and reports required to be filed by a stockholder under the Exchange Act and any other applicable law or regulation within the time periods required thereby.

      3. E-world and On2 each acknowledge that they have not entered into, and will not enter into, any agreement with any party or person that would result in any broker's or finder's fees pertaining to or arising out of the Investment. Each party shall be responsible for its own fees and expenses incurred in connection with the Investment.

      4. E-world will make no disclosure of the negotiation of the Investment, or any information relating to the Investment or On2, or the existence or terms of this Letter of Intent, or use any of the foregoing types of information, without the prior written consent of On2. Nothing herein shall limit or prejudice the terms and conditions of the Confidentiality Agreement between the parties dated December 10, 2002 and the April, 2003 Proprietary Information Non-Disclosure Agreement which shall remain in full force and effect in accordance with its terms. On2 and E-world agree to use their best efforts to avoid any trading in securities of the other party by any of its officers, directors, employees and agents that would be based on material nonpublic information that relates to the proposed Investment or that was learned in the due diligence process.

      5. This Letter of Intent and the Definitive Documents shall be governed by and construed under the laws of the State of New York, United States of America. Any dispute arising out of or in connection with Section 3 or 4 of this Letter of Intent or the Definitive Documents shall be referred to the London Court of International Arbitration (the "LCIA") and finally settled by arbitration in accordance with the rules of the LCIA. The place of the arbitration shall be London, England and the language of the arbitration shall be English. Notwithstanding the foregoing, before or during any arbitration proceedings, On2 may avail itself of equitable relief or any conservatory or interim measures available under law in any country, and where necessary, may apply to local courts in any such country to authorize or ensure the application of such measures.

      7. Except for Section 3, 4, and 5 hereof, it is understood that this Letter of Intent merely expresses the intentions of the parties hereto with respect to the matters set forth above
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and that any legal obligation of On2 or E-world with respect to such matters shall be only as set forth in the Stock Purchase Agreement and such other agreements as may be necessary to effectuate the Investment (collectively, the "Definitive Documents") and that there will be no obligation on the part of any party hereto in respect of the matters contemplated hereby unless and until the Definitive Documents and any related agreements are executed and delivered by the respective parties thereto.

BEIJING E-WORLD TECHNOLOGY CO., LTD.        ON2 TECHNOLOGIES, INC.

By: /s/ Hao Jie                             By: /s/ Mark Meagher
Its: President                              Its:EVP/Chief Financial Officer
Date: 6/21/03                               Date: 6/21/03